For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                                                       215.256.5025                                    mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                                                       215.256.5288                                    rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP COMMENTS ON INVESTMENT PORTFOLIO, THIRD QUARTER HURRICANES

HARLEYSVILLE, PA—SEPTEMBER 23, 2008—Harleysville Group Inc. (NASDAQ: HGIC) today released information regarding its exposure to certain credit-impacted securities, as well as claims activity related to hurricanes in the current quarter.

Harleysville Group holds $6.0 million, at par value, of Lehman Brothers Holdings Inc. senior unsecured notes and expects to incur non-cash “other-than-temporary” investment charges during the third quarter. The company also holds $5.0 million, at par value, of American International Group senior unsecured notes. Harleysville Group does not own any common or preferred equity of the Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac).

“It has been a very turbulent, unprecedented period in the financial markets, but we’ve built our investment portfolio for this type of unpredictable, worst-case environment,” explained Michael L. Browne, Harleysville Group’s president and chief executive officer. “We continue to manage our investment portfolio to support our insurance operations by providing after-tax net investment income, while maintaining a conservative, high-quality portfolio that provides the necessary cash flow to avoid selling in illiquid markets. That supports the strong capital position we maintain that enables us to be fully capable of fulfilling the commitments we’ve made to our agency partners and policyholders.”

Harleysville Group also announced that it has experienced claims activity in the non-coastal states in which it actively writes business as a result of storms stemming from the downgraded remnants of Hurricanes Gustav and Ike, but expects no significant impact on the company’s third quarter results from either of those weather events.

As of June 30, 2008, Harleysville Group’s average credit ratings for its fixed maturity portfolio were “Aa1” from Moody’s and “AA+” from Standard & Poor’s, and its equity exposure was 17 percent of shareholders’ equity. Significant liquidity is provided through the company’s maturity ladder, which will amount to approximately $350 million per year over the next five years. In addition, the company holds insurance financial strength ratings of “A-” with both A.M. Best and Standard & Poor’s.

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Harleysville Group comments on investment portfolio, third quarter hurricanes
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Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville was listed recently as #30 in the InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been ranked on the list in each of the last three years. Harleysville Mutual Insurance Company owns 52 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including operating return on equity, premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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